Exhibit 99.1

Press Release
For Release May 5, 2005 at 8:00 am EST

Compex Technologies Q3 Revenue Up 6% to $22.9M; YTD Revenue up 10% to $69.8M

New Brighton, MN – May 5, 2005 — Compex Technologies (Nasdaq: CMPX) reported today consolidated revenue for the third fiscal quarter ended March 31, 2005 rose 6% to $22.9 million compared with $21.7 million in the comparable quarter a year earlier. Net income for the quarter was $18,000, or $0.00 diluted earnings per share, compared with net income of $429,000, or $0.03 diluted earnings per share, in the third quarter a year ago.

Revenue for the nine months ended March 31, 2005 rose 10% to $69.8 million compared with $63.3 million in the comparable period last year. Net income for the first nine months of the fiscal year was $1.3 million, or $0.10 per diluted share, compared with $2.0 million, or $0.16 per diluted share, in the comparable nine-month period of fiscal year 2004.

Revenue during the third quarter in the U.S. Medical Division rose 11% to $14.7 million compared with $13.3 million in the third quarter of fiscal 2004. U.S. Consumer Division revenue grew to $1.1 million from $150,000 a year ago. International Division revenue was $7.1 million compared with $8.2 million in the third fiscal quarter a year ago.

Gross margin in the fiscal third quarter was 65.7% of revenue compared with 67.3% last year. The decrease in margin reflected a modest shift in the products sold in the medical division from the higher reimbursement categories to the group contract insurance segments. A change in the overall revenue mix toward U.S. consumer products, which carry a lower margin than the U.S. Medical Division and the International Division, also contributed to the decrease. Compex is currently selling a greater percentage of U.S. consumer products through retailers, which carry lower gross margins than were sold in previous periods.

Operating expenses for the quarter increased to $14.9 million, an increase of 8% over the $13.8 million recorded for the same period last year. The increase is primarily due to the promotion and advertising expenses associated with our U.S. consumer product launches and our continued commitment to the U.S. Medical Division by increasing our number of direct sales representatives to support our physician-based selling model.

Compex Technologies

Compex President and CEO Dan W. Gladney said, “Our U.S. Medical Division continued to provide solid revenue growth as we experienced increases in volumes of our direct unit sales and rental business and a slight improvement in the sale of accessories and supplies as a result of our growing trend of increasing sales through our direct medical sales force. In fact, we expanded our direct sales by increasing the number of rentals directly through physician offices.

“The year to date growth in sales in our U.S. Consumer Division has resulted from revenue driven by our infomercial, our current agreements with Home Shopping Network and General Nutrition Centers (GNC). We continue to focus on landing another major retail chain.

“Faced with increased competition and downward pricing pressures, our International Division had a difficult quarter. Compex device sales were down although this was offset somewhat by a slightly favorable impact of exchange rates. We are taking a number of steps to reverse the slippage we have experienced, including the appointment of Vice President of U.S. Consumer Marketing Marshall Masko as president of worldwide consumer products.”

Compex Technologies has scheduled an investor conference call at 1 p.m. Eastern time, May 5, 2005, to discuss third quarter results and to answer questions.

To participate in the live call, domestic callers should dial (866) 453-5550 and enter PIN 4402212. International callers should dial (678) 460-1860 and use the same PIN. A telephone replay will be available until 11 p.m. Eastern time on May 19 by dialing (866) 453-6660 and reference number 164790.

An investment profile on Compex Technologies, Inc. may be found at http://www.hawkassociates.com/compex/profile.htm.

About Compex Technologies
Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation and electrical muscle stimulation (EMS) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex is the first U. S. company to offer consumers EMS technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being. Detailed information about Compex may be found on the websites http://www.compextechnologies.com and http://www.slendertone.com.

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Compex Technologies

For investor relations information, contact CFO Scott Youngstrom at (800) 676-6489, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com.

Copies of Compex press releases, price quotes, SEC filings, analyst reports and other valuable information for investors may be found on the website http://www.hawkassociates.com.

Cautionary Statement: All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2004, are subject to the risks inherent in predictions and “forward-looking statements.” These statements are based on the beliefs and assumptions of management of Compex Technologies and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex Technologies filings with the SEC, including, but not limited to:

•	The increasing reliance on results of international operations;

•	The effect of fluctuating exchange rates on international results;

•	Compex Technologies substantial balances of third-party billing business and resulting accounts receivable and the sensitivity of its results to the accuracy of its reserve for uncollectible receivables;

•	Changes in, and Compex Technologies compliance with, regulation and industry practice that affects the rates at which its products are reimbursed, the way it manufactures its products, and the documentation which it submits for reimbursement;

•	The United States consumer market for electrical stimulation products is new and developing;

•	Our ability in the United States to establish consumer demand with a limited marketing budget and secure contracts with significant retailers;

•	Negative publicity about electrical stimulation products;

•	World events that affect the economies of the countries in which its products are sold; and

•	Other factors that affect the industry in which Compex Technologies functions.

—Tables to Follow—

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

		June 30,	March 31,
ASSETS		2004	2005
CURRENT ASSETS			(unaudited)
	Cash and cash equivalents	$3,198,832	$2,479,792
	Receivables, less reserves of $17,665,865 and
	$17,896,364	28,802,468	34,828,547
	at June 30, 2004 and March 31, 2005, respectively
	Inventories, net	12,990,417	13,498,814
	Deferred tax assets	6,008,936	6,008,936
	Prepaid expenses	3,646,300	2,571,294

	Total current assets	54,646,953	59,387,383
	Property, plant, and equipment, net	4,798,656	5,614,010
	Goodwill	15,501,566	15,783,643
	Other intangible assets, net	908,841	741,491
	Deferred tax assets	224,679	279,264
	Other assets	128,701	143,704
	Total assets	$76,209,396	$81,949,495

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
	Current maturities of long-term debt	$1,268,910	$1,436,882
	Notes payable	2,200,000	7,300,000
	Accounts payable	5,678,181	4,672,234
	Accrued liabilities -
	Payroll	1,990,591	1,733,872
	Commissions	917,068	1,031,864
	Income taxes	1,731,444	1,159,532
	Other	3,377,681	4,535,661
	Total current liabilities	17,163,875	21,870,045

LONG-TERM LIABILITIES
	Long-term debt	2,436,200	1,317,080
	Deferred tax liabilities	278,286	312,074
	Total liabilities	19,878,361	23,499,199

STOCKHOLDERS’ EQUITY
	Common stock, $.10 par value: 30,000,000 shares
	authorized;	1,242,574	1,250,938
	issued and outstanding 12,425,747 and 12,509,380
	shares
	at June 30, 2004 and March 31, 2005, respectively
	Preferred stock, no par value: 5,000,000 shares
	authorized;	—	—
	none issued and outstanding
	Additional paid in capital	32,887,912	33,371,427
	Unearned compensation on restricted stock	(119,370)	(62,826)
	Accumulated other non-owner changes in equity	2,340,916	2,636,782
	Retained earnings	19,979,003	21,253,975
	Total stockholders' equity	56,331,035	58,450,296

	Total liabilities and stockholders' equity	$76,209,396	$81,949,495

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	March 31		March 31
	(unaudited)		(unaudited)
	2004	2005	2004	2005
Net sales and rental revenue	$21,651,597	$22,902,107	$63,272,462	$69,768,195
Cost of sales and rentals	7,080,552	7,852,963	20,678,305	23,235,015

Gross profit	14,571,045	15,049,144	42,594,157	46,533,180
Operating expenses:
Selling and marketing	9,304,903	10,535,737	26,175,994	30,732,612
General and administrative	3,700,466	3,753,162	10,721,783	11,431,058
Research and development	779,634	635,193	2,054,784	2,014,620

Total operating expenses	13,785,003	14,924,092	38,952,561	44,178,290

Income from operations	786,042	125,052	3,641,596	2,354,890
Other income (expense):
Interest expense	(80,686)	(130,946)	(377,297)	(314,763)
Other	9,379	37,820	87,176	83,845

Income before income taxes	714,735	31,926	3,351,475	2,123,972
Income tax provision	286,000	14,000	1,340,000	849,000
Net income	$428,735	$17,926	$2,011,475	$1,274,972

Net income per common and common equivalent share
Basic	$0.03	$—	$0.17	$0.10

Diluted	$0.03	$—	$0.16	$0.10

Weighted average number of shares outstanding
Basic	12,257,734	12,498,235	11,612,383	12,468,821

Diluted	13,265,374	12,891,519	12,561,855	12,939,656